                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:  First Fiduciary Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):
442 West 47th Street Kansas City, Missouri 64112

Telephone Number (including area code):  (816) 329-1500

Name and Address of agent for service of process:
Brad Bergman, 442 West 47th Street Kansas City, Missouri 64112

Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment  Company Act of 1940  concurrently  with the filing of form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the
Registrant has caused this notification of registration to be duly signed on its behalf in the city of Kansas  City and the state of  Missouri  on the 6th day of
October, 2003.

[SEAL]                             Signature First Fiduciary Trust
                                             ------------------------------
                                             (Name of Registrant)

                                   By:  /S/ Bradley A. Bergman
                                        ----------------------------------
                                        Bradley A. Bergman
                                        (Name of director, trustee or officer
                                        signing on behalf of Registrant)

                                        President and Trustee
                                        ----------------------------------
                                        (Title)

Attest: /S/ Elizabeth G. McNamara
        ---------------------------
        Elizabeth G. McNamara

        Assistant Secretary
        ---------------------------
        (Title)